Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 27, 2018, relating to the financial statements of Guardion Health Sciences, Inc. as of December 31, 2017 and 2016 and for the years then ended which appear in Guardion Health Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 27, 2018. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

 Los Angeles, California

November 21, 2018